Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

TV Darial Group:

We consent to the incorporation by reference in the registration statement (No. 333-140446) on Form S-8 of CTC Media, Inc. of our report dated June 30, 2008, with respect to the combined balance sheets of TV Darial Group as of December 31, 2007 and 2006, and the related combined income statements, statements of changes in equity and cash flows for each of the years in the two-year period ended December 31, 2007, which report appears in the Form 8-K/A of CTC Media, Inc. dated July 2, 2008.

KPMG Bohlins AB

Stockholm, Sweden

July 2, 2008